                                                                   Exhibit 12

                        Horace Mann Educators Corporation
                Computation of Ratio of Earnings to Fixed Charges
        For the Years Ended December 31, 1998, 1997, 1996, 1995 and 1994
                              (Dollars in millions)

                                                   Year Ended December 31,
                                     ---------------------------------------------------
                                      1998       1997       1996       1995       1994
                                     -------   --------   --------   --------   --------
Income from continuing operations
   before income taxes                $116.8     $119.6     $100.6     $103.6      $86.2
Interest expense                         9.5        9.4       10.5       11.6        9.5
                                      ------     ------     ------     ------      -----
       Earnings                       $126.3     $129.0     $111.1     $115.2      $95.7
                                      ======     ======     ======     ======      =====

Fixed charges - interest expense      $  9.5     $  9.4     $ 10.5     $ 11.6      $ 9.5

Ratio of earnings to fixed charges      13.3x      13.7x      10.6x       9.9x      10.1x
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